Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172662 on Form S-3, Nos. 333-54871, 333-39531, 333-39533, 333-49371, 333-61897, 333-80967, 333-46228, 333-56146, 333-108033, 333-119472, 333-137483, 333-144957, 333-153801, 333-160247, and 333-175609 on Form S-8, and No. 333-154796 on Form S-4, of our reports dated May 1, 2012, relating to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 3, 2012.
Minneapolis, Minnesota
May 1, 2012